Exhibit 20.3

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-3

STATEMENT OF ASSETS, LIABILITIES AND EQUITY

September 30, 2002

(in millions of dollars)
ASSETS
Receivables (Note 2)	$3,042

TOTAL ASSETS	$3,042

LIABILITIES AND EQUITY (NOTES 2 and 3)
Asset-Backed Notes	$2,951
Asset-Backed Certificates (Equity)	91

TOTAL LIABILITIES AND EQUITY	$3,042

Reference should be made to the Notes to Financial Statements.

Exhibit 20.3

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-3

STATEMENT OF DISTRIBUTABLE INCOME

Nine Months Ended September 30, 2002*

(in millions of dollars)
Distributable Income
Allocable to Principal
Asset-Backed Notes	$0
Asset-Backed Certificates (Equity)	0

Total Principal	$0

Allocable to Interest
Asset-Backed Notes	$8
Asset-Backed Certificates (Equity)	0

Total Interest	$8

Distributable Income	$8

Income Distributed	$8

•Represents the period August 8, 2002 (inception) through September 30, 2002.
Reference should be made to the Notes to Financial Statements.

Exhibit 20.3

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-3
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   BASIS OF ACCOUNTING

The financial statements of Capital Auto Receivables Asset Trust 2002-3 (the “Trust”) are prepared on the basis of cash receipts and cash disbursements. Such financial statements differ from financial statements prepared in accordance with accounting principles generally accepted in the United States of America in that interest income and the related assets are recognized when received rather than when earned and distributions to Noteholders and Certificateholders are recognized when paid rather than when the respective obligation is incurred. Certain expenses of the Trust are paid by Capital Auto Receivables, Inc. (the “Seller”). Capitalized terms are defined in the prospectus dated July 30, 2002.

The Trust uses interest rate swaps to alter its interest rate exposure. The swaps are executed as an integral element of a specific investment transaction. As the Trust’s financial statements are prepared on the basis of cash receipts and cash disbursements, the impact of the interest rate swaps is reflected in the cash flows shown in the Statement of Distributable Income.

NOTE 2.   SALE OF NOTES AND CERTIFICATES

On August 8, 2002, the Trust acquired retail finance receivables aggregating approximately $3,300 million at a discount of $258 million from the Seller in exchange for four classes of Asset-Backed Notes representing indebtedness of the Trust of $1,162 million Class A-1; $688 million Class A-2; $766 million Class A-3; $335 million Class A-4; and $91 million of Asset-Backed Certificates representing equity interests in the Trust. The Trust property includes a pool of retail instalment sales contracts for new automobiles and light trucks, monies due or received thereunder, security interests in the vehicles financed thereby, an interest rate swap and certain other property. The Servicer has the option to repurchase the remaining receivables as of the last day of any month on or after which the principal balance declines to 10% or less of the aggregate amount financed.

NOTE 3.   PRINCIPAL AND INTEREST PAYMENTS

Payments of interest on the Class A Notes and the Certificates will be made on the fifteenth day of each month or, if any such day is not a Business Day, on the next succeeding Business Day, commencing September 16, 2002 (each a “Distribution Date”). The trust will not make payments of principal on the notes or distributions on the certificate balance during the revolving period.

The revolving period consists of the monthly periods from July 2002 through June 2003, and the related distribution dates. The amortization period includes the monthly periods and related distribution dates following the revolving period. On each distribution date during the revolving period, amounts otherwise available to make principal payments on the notes and distributions on the certificate balance will be applied to purchase additional receivables from the seller. To the extent that amounts allocated for the purchase of additional receivables are not so used on any distribution date during the revolving period, they will be deposited into the accumulation account and applied on subsequent distribution dates in the revolving period to purchase additional receivables. On each distribution date during the amortization period, the Aggregate Noteholders’ Principal Distributable Amount will be applied to make principal payments on the notes. Principal payments will be applied to the notes in sequential priority so that no principal payment will be made on any class of notes until all notes with a lower numerical designation have been paid in full. The Final Scheduled Distribution Dates for the Class A-1, Class A-2, Class A-3, and Class A-4 Notes are as follows, respectively: December 2004, September 2005, October 2006, and February 2009.

Exhibit 20.3

CAPITAL AUTO RECEIVABLES ASSET TRUST 2002-3
NOTES TO FINANCIAL STATEMENTS

NOTE 3.   PRINCIPAL AND INTEREST PAYMENTS (concluded)

The Trust will not make any principal distributions to the Certificateholders during the revolving period. On each distribution date during the amortization period a pro rata portion, based on the outstanding amount of notes and certificates, of the aggregate amount available to make principal payments will be applied to make distributions on the Certificate Balance. The Final Scheduled Distribution Date for the Certificates will occur on the distribution date in February 2009.

Interest on the outstanding principal amount of the Notes accrues from August 8, 2002 or from the most recent Distribution Date on which interest has been paid to but excluding the following Distribution Date. The Class A-1 Notes receives interest at the rate of one Month London Interbank Offer Rate (“LIBOR”) plus 0.04% per annum. The Class A-2 notes are comprised of two separate notes with an original balance of $344 million each. The Class A-2a Notes receive interest at the rate of 3.05% per annum. The Class A-2b Notes receive interest at the rate of one Month LIBOR plus 0.07% per annum. The Class A-3 Notes receive interest at the rate of 3.58% per annum. The Class A-4 Notes receive interest at the rate of one Month LIBOR plus 0.11% per annum. Interest on the Class A-1 Notes, Class A-2b Notes and Class A-4 Notes is calculated on the basis of actual days elapsed during the period for which interest is payable and a 360-day year. Interest on the Class A-2a Notes and Class A-3 Notes is calculated on the basis of a 360-day year consisting of twelve 30-day months. On each Distribution Date, interest will be distributed to Certificateholders at the pass-through rate of 3.44% per annum on the outstanding Certificate Balance and calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Class A-1 Noteholders, Class A-2b Noteholders and Class A-4 Noteholders received interest at a weighted average rate as follows, respectively: 1.82% per annum, 1.85% per annum, 1.89% per annum from August 8, 2002 through September 15, 2002.

NOTE 4.   FEDERAL INCOME TAX

The Trust will not be taxable as an association or publicly traded partnership taxable as a corporation, but will be classified as a partnership for federal income tax purposes. Each Noteholder by the acceptance of a Note agrees to treat the Notes as indebtedness in the Trust for federal, state and local income and franchise tax purposes. Each Certificateholder by the acceptance of a Certificate agrees to treat the Certificates as equity interests in the Trust for federal, state and local income and franchise tax purposes. A portion of the Certificates were retained by the Seller on the closing date.